Exhibit 10.4

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (“Agreement”) is made as of March 16, 2012, by and between SARCOM PROPERTIES, INC., an Ohio corporation (“Seller”), and M2 MARKETPLACE, INC., a Delaware corporation, or its assignee (“Buyer”).

In consideration of this Agreement, Seller and Buyer agree as follows:

1.             Sale of Property.  Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, the following property (collectively, “Property”):

1.1.         Real Property.  The real property located at 8337 N. Green Meadows Drive, City of Lewis Center, Ohio 43035 as legally described on the attached Exhibit A (“Land”), together with all of Seller’s right, title and interest in and to (1) the approximately 144,000 square foot building located thereon, and all other improvements constructed or located on the Land (the “Building” or “Improvements”) and (2) all easements and rights benefiting or appurtenant to the Land, including without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Land and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and all of Seller’s right, title and interest in and to all roads and alleys adjoining or servicing the Land (collectively, “Real Property”).

1.2.         Personal Property.  All of the personal property situated in or about the Real Property which is owned by Seller, if any (“Personal Property”).

1.3.         Contracts.  To the extent assignable, all right, title and interest of Seller in and to those certain contracts relating to the Real Property, and all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating thereto, if any (collectively, the “Contracts”).

1.4.         Approvals.   To the extent assignable, all authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality held by the Seller with respect to the Land or Improvements, if any (collectively, the “Approvals”).

Seller and Buyer acknowledge that the Real Property is currently leased from Seller by AF Services, LLC (“Tenant”), which is a wholly-owned subsidiary of PC Mall, Inc. (“PCM”) pursuant to a Lease Agreement dated February 19, 2010 (together with all amendments thereto, the “Lease”).  Buyer is also a wholly-owed subsidiary of PCM, and thus an affiliate of Tenant.

2.             Purchase Price and Manner of Payment.  The total purchase price (“Purchase Price”) to be paid by Buyer for the Property shall be Five Million Nine Hundred Twenty Five Thousand and No/100 Dollars ($5,925,000.00).  The Purchase Price shall be payable as follows:

2.1.         Provided both parties have executed and delivered this Agreement, and upon the earlier of the occurrence of:  (i) the approval or waiver of all of the conditions precedent and Buyer’s Contingencies as set forth in Section 3 hereof, or (ii) the expiration of the Due Diligence Period (as defined below), Buyer shall deposit One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00) (“Earnest Money”) into escrow to be deposited and held in an interest-bearing account with First American Title Insurance Company (“Title Company”) and held by the Title Company in accordance with the attached Escrow Receipt among Seller, Buyer and Title Company.  All interest on the Earnest Money shall accrue to the benefit of Buyer.  The Earnest Money shall be fully refundable until the expiration of the Due Diligence Period (as defined, and as may be extended, in Section 3.7 below) and the approval of all of Buyer’s Contingencies in the event (i) Buyer elects to terminate this Agreement pursuant to Section 3 hereof; (ii) Seller defaults in any of its obligations under this Agreement; or (iii) this Agreement terminates for any other reason during the Due Diligence Period.  After the expiration of the Due Diligence Period, all Earnest Money shall be non-refundable to Buyer, and if the Closing does not occur, shall be paid to Seller in accordance with Section 16 hereof, unless Seller thereafter defaults in any of its obligations under this Agreement, in which case the Earnest Money shall be refunded to Buyer.  All Earnest Money shall be applied to the Purchase Price at Closing.

2.2.         The remainder of the Purchase Price in cash or by wire transfer of funds on the Closing Date.

3.             Conditions Precedent; Buyer’s Contingencies.  The obligations of Buyer under this Agreement are specifically conditioned upon satisfaction, as determined by Buyer in its sole and absolute discretion, of each of the following conditions which are for the sole benefit of Buyer:

3.1.         Representations and Warranties.  The representations and warranties of Seller contained in this Agreement must be true in all material respects now and on the Closing Date as if made on the Closing Date and each covenant and obligation of Seller hereunder shall have been performed.

3.2.         Bankruptcy; Reorganization of Seller.  There shall not have been filed by or against Seller at any time prior to the Closing Date any bankruptcy, reorganization or arrangement petition, or an appointment of a receiver.

3.3.         No Material Change.  No Material Change (as defined below) shall have occurred with respect to the Property after the Contingency Date and prior to the Closing that has not been approved by Buyer in writing.  Seller shall notify Buyer in writing of any such Material Change promptly after Seller learns of the same.  Buyer shall have ten (10) days following receipt of written notice from Seller of any such Material Change within which to approve or disapprove of the same.  Buyer’s failure to timely approve of a Material Change shall be deemed Buyer’s disapproval thereof.  For purposes of this Agreement, a “Material Change” shall be the occurrence of any event, litigation, or discovery of any fact that would or could render any of Seller’s representations and warranties set forth in this Agreement untrue in any material respect, or a change or potential change in the status of the use, occupancy, zoning, or condition of the Property that could or does materially and adversely affect the status of the use, occupancy, zoning, condition or value of the Property.

3.4.         Survey.  During the Due Diligence Period, Buyer may, at its expense, obtain a survey (“Survey”) of the Real Property prepared by a Registered Land Surveyor properly licensed to practice in the State of Ohio, complying with Buyer’s and Buyer’s lender’s requirements.  Buyer shall have the right to review and object to the Survey in accordance with Section 4 below.

3.5.         Title.  Title Evidence shall have been found acceptable, or been made acceptable, in accordance with the requirements and terms of Section 4 below.

3.6.         Property Records.  Seller will provide to Buyer or Buyer’s agents, as soon as possible, and in no event later than five (5) business days after the date of this Agreement, without charge, the following items to the extent they are in Seller’s possession or control (“Property Records” or “Seller Deliveries”):

3.6.1.      All plans and specifications, contracts, warranties, and permits which reflect any work of improvement to the Property;

3.6.2.      Any prior surveys of the Property;

3.6.3.      All environmental reports (including any Phase I or Phase II reports, inspection reports, audits, compliance documentation, permits, closure letters, no-action letters, no-association letters, and other environmental documents and records) pertaining to the Property or any activities or operations at any time on the Property and copies of all records concerning the presence, location and quantity of Hazardous Substances, asbestos containing materials and presumed asbestos containing materials at the Property;

3.6.4.      Soils and seismic reports, geotechnical reports, engineering studies, technical reports, structural reports, and similar reports, studies or information regarding the development, operation and use of the Property;

3.6.5.      Copies of all approvals, certificates of occupancy and all other governmental licenses and permits with respect to the use and occupancy of the Property;

3.6.6.      Copies of the most recent available property tax bills for the current year (plus the previous three years) for the Property, including a breakdown and copies of all bonds, assessments, unrecorded assessment agreements, or other agreements with taxing authorities affecting or encumbering the Property;

3.6.7.      Copies of all service, maintenance and similar contracts in effect with respect to the Property;

3.6.8.      Copies of all warranties in effect with respect to the Property, including without limitation, those relating to the roof, HVAC, life safety, or other systems or personal property on the Property;

3.6.9.      Any other information or documentation relating to the design, construction, layout, structure, mechanical, electrical and plumbing systems, fire protection systems and subsurface conditions relating to the Property;

3.6.10.    Insurance policies and claims documentation for the current calendar year and for the immediately preceding three calendar years with respect to the insurance maintained on the Property or any portion thereof;

3.6.11.    Zoning evidence;

3.6.12.    A list of all Personal Property;

3.6.13.    Copies of all books, records, bills, invoices and files regarding the property, including all records regarding management, maintenance, repairs, and capital improvements;

3.6.14.    Any other records, inventories, unrecorded written agreements, and any other reports and documents relating to the Property.

Except as otherwise expressly set forth in Section 8 of this Agreement, Seller makes no representations or warranties of any kind regarding the accuracy of the information contained in the Seller Deliveries except to the extent such Seller Deliveries were actually prepared by Seller or consist of operating expense and common area maintenance estimates, reports or reconciliations prepared by Seller relating to the Property. Seller has no obligation to deliver or make available to Buyer any documents produced or obtained in connection with Seller’s review or ownership of the Property other than as set forth in this Section 3.6.  Seller is making the Seller Deliveries available to Buyer solely to assist Buyer in determining the feasibility of purchasing the Property.  Buyer shall not disclose such Seller Deliveries or any of the information in them to any party outside of Buyer’s organization other than its agents, consultants, and representatives unless required by law or judicial order.  Buyer shall return all of the Seller Deliveries and destroy any copies made therefrom within three (3) business days of termination of this Agreement for any reason other than Seller’s default. This paragraph shall survive any termination of this Agreement.

3.7.         Approval, Access and Inspection; Due Diligence Period.  Upon execution and delivery of this Agreement by Seller and Buyer, Buyer shall be given immediate physical access to the Property to perform Buyer’s due diligence. During the Due Diligence Period (as defined below), Seller shall allow Buyer and Buyer’s agents access to the Property, without charge, at all times for the purpose of Buyer’s investigation and testing of the Real Property and Personal Property, including, but not limited to, investigation and testing of the condition and structural stability of and mechanical systems in the Building, and the environmental condition of the Property.  Buyer shall have the right to and may perform, at its expense, any and all soil, geological, and environmental testing and investigation, including without limitation, Phase II environmental testing investigation, it deems necessary or desirable, in its sole discretion, in connection with its due diligence of the Property.  Buyer’s due diligence period shall be the period (together with any and all extensions thereof, including any Environmental Investigation Extension (as hereinafter defined) collectively, the “Due Diligence Period”) which is ninety (90) days after the date of this Agreement (the “Due Diligence Start Date”).  Seller shall deliver all Seller Deliveries within five (5) business days of the date of this Agreement and shall be accompanied by a written statement by Seller stating that all Seller Deliveries have been produced as required hereunder.  If Buyer determines, in its sole discretion, that further testing and investigation is required with respect to Items 3.8.2 and 3.8.3 below, Buyer shall have the right to extend the Due Diligence Period, upon written notice to Seller, on or before the expiration of the Due Diligence Period for an additional thirty (30) days (the “Environmental Investigation Extension”).  Buyer and Seller may extend the Due Diligence Period as mutually agreed in writing; provided, however, in no event shall Buyer be obligated to close on or before one hundred twenty (120) days from the Due Diligence Start Date as provided in Section 5 below.  Buyer hereby agrees to protect, indemnify, defend and hold harmless Seller and its successors and assigns from and against any and all claims, costs, damages, liabilities and expenses whatsoever (including without limitation, reasonable attorneys’ fees) (collectively, “Claims”) resulting from Buyer’s entry upon the Property and making of any tests or studies with respect to the Property prior to the Closing Date; provided, however, that in no event shall Buyer have any obligations under this Section 3.7 with respect to Claims by reason of Buyer having discovered and/or reported (as may be required by law) any adverse existing physical condition, title condition, environmental condition or other existing defect with respect to the Property.

3.8.         This Agreement and the obligations of Buyer hereunder are expressly contingent upon the approval of Buyer, which approval shall be in Buyer’s sole and absolute discretion, of all of the conditions precedent set forth in this Section 3 and of the following additional express conditions precedent (collectively, “Buyer’s Contingencies”) on or before the expiration of the Due Diligence Period:

3.8.1.      Approval by Buyer of the Property Records;

3.8.2.      Approval by Buyer and its consultants and engineers of soils, engineering tests, physical inspections of the Real Property and all other matters pertaining to the physical condition of the Real Property (including inspection reports relating to soil compaction and such hazardous and toxic waste inspections as shall be required by Buyer in its sole discretion.

3.8.3.      Approval by Buyer of any existing Phase I environmental assessments covering the Real Property and any new or additional environmental assessments obtained or performed by or on behalf of Buyer, including without limitation, any Phase II or other reports (the “Environmental Reports”).

3.8.4.      Buyer shall have received any and all appropriate and necessary municipal approvals and any other governmental entities and agencies which are necessary or desirable for Buyer’s intended use of the Property, and shall be satisfied that there are no building or zoning restrictions, easements, covenants or other legal restrictions that would restrict Buyer’s use of the Property.

3.8.5.      Buyer shall have received all approvals and consents of its board of directors with respect to the consummation of the transactions contemplated under this Agreement, including without limitation, any approval or consent required to effectuate any manner or type of Exchange (as defined below).

3.8.6.      Buyer shall have received all approvals and consents of its lenders for Buyer to consummate the transactions contemplated under this Agreement, including without limitation, any lender approvals or consents required to effectuate any manner or type of Exchange.

3.8.7.      Buyer shall have closed the transaction contemplated under the Agreement of Purchase and Sale and Joint Escrow Instructions dated as of February 10, 2012, with respect Buyer’s sale of certain property located in Santa Monica, California, or alternatively, received a binding loan commitment on terms and conditions acceptable to Buyer, in its sole and absolute discretion, to finance the purchase of the Property.

If any contingency has not been satisfied in the sole and absolute discretion of Buyer on or before the dates set forth in Sections 3.1 through 3.8 above, then this Agreement may be terminated by written notice from Buyer to Seller, which notice shall be given not later than the date set forth for such contingency.  Upon such termination, the Earnest Money and any interest accrued thereon shall be released to Buyer, the parties agree to immediately execute a written cancellation of this Agreement, and this Agreement thereupon shall become null and void and of no further force or effect, unless otherwise specified herein.  All contingencies are specifically for the benefit of the Buyer, and Buyer shall have the sole right to waive any contingency.

4.             Title Examination.  Title examination will be conducted as follows:

4.1.         Seller’s Title Evidence.  At Seller’s expense, Buyer shall obtain a commitment (“Title Commitment”) for an ALTA Owner’s Policy of Title Insurance (“Title Policy”) insuring title to the Real Property, in the amount of the Purchase Price, issued by the Title Company in conjunction with Esquire Title Services (“Esquire”), a Columbus, Ohio agency of the Title Company, together with copies of the recorded documents shown as exceptions therein (the “Schedule B Documents”).  Any survey obtained by Buyer pursuant to Section 3.4 of this Agreement, which Buyer shall obtain promptly, the Title Commitment and the Schedule B Documents are collectively referred to hereinafter as the “Title Evidence.”

4.2.         Buyer’s Objections.  Within thirty (30) days of the date of Buyer’s receipt of the Title Evidence, but in any event within 60 days after the date of this Agreement, Buyer will make written objections (“Objections”) to the form and/or contents of the Title Commitment.  Any matter shown on such Title Evidence and not specifically waived or objected to by Buyer within the time periods set forth herein shall be deemed a “Permitted Encumbrance” hereunder.  Seller will have fifteen (15) days after receipt of the Objections to cure or insure over, to the sole satisfaction of Buyer, the Objections (“Seller Title Cure Period”), during which period the Closing will be postponed, if necessary.  To the extent an Objection is an involuntary lien, judgment, mortgage, deed of trust, mechanic’s lien or the like, and such Objection can be cured by the payment of money, Buyer shall have the right to apply a portion of the cash payable to Seller at Closing to satisfaction of such Objection if consented to in writing in advance by Seller, and the amount so applied shall reduce the amount of cash payable to Seller at Closing.  If the Objections are not cured or insured over to the sole satisfaction of Buyer within the applicable Seller Title Cure Period during any part of the Due Diligence Period, Buyer will have the option to do either of the following as its sole recourse:

4.2.1.      Terminate this Agreement and receive a refund of the Earnest Money and the interest accrued on the Earnest Money, if any.

4.2.2.      Waive the Objections and proceed to Closing.

5.             Closing.  The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall occur within thirty (30) days following the expiration of the Due Diligence Period (including any and all extensions thereof), or such earlier date selected by Buyer and agreed to in writing by the parties; provided, however, that in no event shall Buyer be obligated to close the transaction contemplated under this Agreement earlier than one hundred twenty (120) days from the Due Diligence Start Date as provided in Section 3.8 above (the “Closing Date”).  The Closing shall take place through an escrow with, and coordinated by, the Minneapolis office of the Title Company (making use of Esquire as a Columbus, Ohio agent of the Title Company for delivery of any documents to be recorded), or at another mutually acceptable location in Columbus, Ohio.  Seller agrees to deliver possession of the Real Property and Personal Property to Buyer on the Closing Date.

5.1.         Seller’s Closing Documents.  On or before the Closing Date, Seller shall execute and deliver to Buyer the following (collectively, “Seller’s Closing Documents”), all in form and content reasonably satisfactory to Buyer, and which the parties will cooperate to provide drafts for review at a reasonable time prior to the Closing Date:

5.1.1.      Deed.  A limited warranty deed in recordable form duly executed by Seller conveying marketable fee title to the Real Property subject only to the Permitted Encumbrances.

5.1.2.      Bill of Sale.  A Bill of Sale conveying the Personal Property to Buyer, free and clear of all encumbrances, but in its as-is condition.

5.1.3.      Original Documents.  Original copies of the Property Records in Seller’s possession and control.

5.1.4.      FIRPTA Affidavit.  A non-foreign affidavit, properly executed, containing such information as is required by Internal Revenue Code Section 1445(b)(2) and its regulations.

5.1.5.      Bring-Down Certificate.  A certificate reaffirming as of the Closing Date all of Seller’s representations and warranties contained in Section 8 of this Agreement.

5.1.6.      Seller’s Affidavit.  An Affidavit of Title by Seller indicating that on the Closing Date there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving Seller or the Real Property; that there has been no skill, labor or material furnished to the Real Property by or on behalf of Seller for which payment has not been made or for which mechanics’ liens could be filed; and that there are no other unrecorded interests in the Real Property, together with whatever standard owner’s affidavit (ALTA Form) may be required by Title Company to issue the Title Policy with the standard exceptions waived.

5.1.7.      Other Documents.  All other documents reasonably determined by Buyer or Title Company to be necessary to transfer the Real Property to Buyer subject only to the Permitted Encumbrances and as otherwise required by this Agreement.

5.2.         Buyer’s Closing Documents.  On or before the Closing Date, Buyer will execute and deliver to Seller the following (collectively, “Buyer’s Closing Documents”), all in form and content reasonably satisfactory to Seller:

5.2.1.      Purchase Price.  Payment of the Purchase Price, less the Earnest Money already paid and any adjustments provided for herein.

5.2.2.      Other Documents.  All other documents reasonably determined by Seller or Title Company to be reasonably necessary to transfer the Real Property to Buyer subject only to the Permitted Encumbrances and as otherwise required by this Agreement, including without limitation, any disclosure statement required under Ohio or other applicable law.

6.             Prorations.  Seller and Buyer agree to the following pro-rations and allocation of costs regarding this Agreement:

6.1.         Title Insurance and Closing Fee.  Seller will pay all costs of the Title Commitment.  Buyer will pay all premiums required for the issuance of the Title Policy and any endorsements desired by Buyer.  Seller and Buyer will each pay one-half of any closing fee or charge imposed by any closing agent or by the Title Company.

6.2.         Taxes.  Seller shall pay all transfer taxes payable in connection with the Property due upon recording of the deed.

6.3.         Real Estate Taxes and Special Assessments.  Real estate taxes and installments of assessments with respect to the Property are paid by Buyer or the Tenant under the Lease.  Accordingly, there will be no proration of real estate taxes or assessments at the Closing.  All special assessments levied, pending or for which improvements have been ordered or which otherwise exist or will with the passage of time exist shall be assumed by the Buyer at Closing.

6.4.         Other Costs.  All other operating costs of the Property shall be allocated between Seller and Buyer as of the Closing Date, so that Seller pays that part of operating costs relating to the period before the Closing Date, unless the same are payable by Buyer or the Tenant under the Lease, and Buyer pays that part of operating costs relating to the period from and after the Closing Date or otherwise payable by Buyer or the Tenant under the Lease.

6.5.         Attorney’s Fees.  Each of the parties will pay its own attorney’s fees, except that a party defaulting under this Agreement or any Closing Document will pay the reasonable attorney’s fees and court costs incurred by the nondefaulting party to enforce its rights hereunder.

6.6.         Removal of Encumbrances.  Seller will discharge all monetary mortgages, liens, judgments, or other encumbrances (except any created by Buyer or Tenant and except for the lien of current real estate taxes or assessments not yet due and payable), and Seller will pay all costs, including any prepayment penalties, associated with discharging any such mortgage, lien or other encumbrance.

6.7.         Rent.  All rent, additional rent and other charges payable by Tenant under the Lease shall be pro-rated as of the Closing Date, and except as expressly set forth on the settlement statement (“Closing Statement”), all rent, additional rent and other similar charges payable by Tenant shall be deemed fully paid up and Buyer shall have no liability therefor.  At Closing, at the sole election of Buyer, the Lease shall either be mutually terminated or assigned to Buyer or Buyer’s designee, and in any event, solely as between Seller and Tenant: (i) the respective rights and obligations of Seller and Tenant under or in connection with the Lease that arose prior to the effective date of (as applicable) such termination or assignment (excluding any rent, additional rent or other similar charges or amounts under the Lease whether or not set forth on the Closing Statement) (the “Lease Claims”), shall be retained by Seller and Tenant, as to each other, and shall survive for a period of one year after the Closing Date at which time any and all Lease Claims shall automatically expire and neither Seller nor Tenant, as between each other, shall have any liability therefor; and (ii) both Seller and Tenant shall be released from all further rights and obligations under the Lease as between each other that first arise after the Closing Date.

7.             Operation Prior to Closing.  During the period from the date this Agreement to the Closing Date (the “Executory Period”), Seller shall operate and maintain the Property in the ordinary course of business in accordance with reasonable business standards, including the maintenance of adequate liability insurance and insurance against loss by fire, windstorm and other hazards, casualties and contingencies, including vandalism and malicious mischief.  Seller shall execute no contracts, leases or other agreements regarding the Property during the Executory Period that are not terminable on or before the Closing Date without the prior written consent of Buyer, which consent may be withheld by Buyer at its sole discretion.

8.             Representations and Warranties by Seller.  Seller represents and warrants to Buyer as follows:

8.1.         Existence; Authority.  Seller is duly organized and is in good standing under the laws of the State of Ohio and is duly qualified to transact business in the State of Ohio; Seller has the requisite power and authority to enter into and perform this Agreement and those Seller’s Closing Documents to be signed by it; this Agreement and such documents have been duly authorized by all necessary action on the part of Seller and have been or will be as of the Closing Date, as applicable, duly executed and delivered; such execution, delivery and performance by Seller of such documents do not conflict with or result in a violation of Seller’s governing documents, or any judgment, order, or decree of any court or arbiter to which Seller is a party; such documents are valid and binding obligations of Seller, and are enforceable in accordance with their terms.

8.2.         Title to Property.  Seller owns the Real Property and Personal Property, subject to all matters of record or otherwise as set forth in the Title Commitment, except those that will be discharged on or before the Closing Date.

8.3.         Operations.  Seller has received no written notice of actual or threatened cancellation or suspension of any utility services or certificate of occupancy for any portion of the Real Property.  To the best of Seller’s knowledge, the Property is in compliance with all governmental permits and licenses.

8.4.         Permits and Licenses.  Seller is not aware of any permits or licenses which are required from any governmental entity in order to operate the Real Property (as opposed to Buyer’s business therein) as it is now operated and which have not been obtained.  To the best of Seller’s knowledge, any permits or licenses required for the occupancy of the Property (such as a Certificate of Occupancy) have been obtained.  Seller has not received any written notice of default under or any violation of any permits or licenses which remains uncured.  Seller has not received any written notice of actual or threatened cancellation or suspension of any certificates of occupancy for any portion of the Property.

8.5.         Utilities.  To the best of Seller’s knowledge, all water, sewer, electric, natural gas, telephone, telecommunications, and drainage facilities, and other utilities required for the current operation of the Property are installed to the Property and are connected with valid permits.  To the best of Seller’s knowledge, all utility lines serving the Property are located within the boundaries of the Property, within lands dedicated to public use, or within recorded easements for such purpose.  Seller has not received any written notice of actual or threatened reduction or curtailment of any utility service now supplied to the Property.

8.6.         Contracts.  Other than copies of any documents as set forth in the Title Commitment and the Lease, Seller has made available to Buyer correct and complete copies of all contracts in effect regarding the Property which Seller (including its agents) is a party to or otherwise aware of.  All such contracts in effect regarding the Property are terminable on or before the Closing Date.  Seller has not received any written notice of default under any such contracts which remains uncured.

8.7.         Environmental Laws.  To the best of Seller’s knowledge, and except as otherwise disclosed in the Environmental Reports, no toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in any Environmental Law (collectively, “Hazardous Substances”)) have been generated, treated, stored, transferred from, released or disposed of, or otherwise placed, deposited in or located on the Property in violation of any Environmental Law, nor has any activity been undertaken on the Property that would cause or contribute to the Property becoming a treatment, storage or disposal facility within the meaning of any Environmental Law. The term “Environmental Law” shall mean any and all federal, state and local laws, statutes, codes, ordinances, regulations, rules, policies, consent decrees, judicial orders, administrative orders or other requirements relating to the environment or to human health or safety associated with the environment, all as amended or modified from time to time.  To the best of Seller’s knowledge, and except as otherwise disclosed in the Environmental Reports, there has been no discharge, release or threatened release of Hazardous Substances from the Property in violation of any Environmental Law and there are no Hazardous Substances or conditions in or on the Property that may support a claim or cause of action under any Environmental Law.  Seller will deliver to Buyer, as part of its Seller Deliveries, any records, which are in the possession or control of Seller, concerning the presence, location and quantity of asbestos containing materials and presumed asbestos containing materials in the Property.

8.8.         No Rights to Purchase.  Seller is the owner of the Property.  No person, other than Buyer, and Tenant under the Lease has any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property.  To the best of Seller’s knowledge, and other than as set forth in the Title Evidence, no party other than Seller has or claims any unrecorded or undisclosed legal or equitable interest in the Property other than Tenant under the Lease.

8.9.         Use of Property.  Seller has received no written notice in the previous 24 months indicating that the use of the Property is in violation of any federal, state, local or other governmental building or zoning ordinance, regulation or code relating thereto.

8.10.       Condition.  To Seller’s knowledge, the buildings, structures and improvements included with the Property are, in all material respects, structurally sound and in good condition and repair with all mechanical, electrical, heating, air conditioning, drainage, sewer, water and plumbing systems in working order.

8.11.       FIRPTA.  Seller is not a “foreign person”, “foreign partnership”, “foreign trust” or “foreign estate”, as those terms are defined in Section 1445 of the Internal Revenue Code.

8.12.       Proceedings.  Seller has not received notice of (a) any actual or pending litigation or proceeding by any organization, person, individual or governmental agency against Seller with respect to the Property or against the Property, (b) any violation of the Property’s compliance with applicable fire safety laws, building code ordinances, zoning ordinances or any similar statutes, ordinances, laws, rules or regulations, (c) any condition, defect or inadequacy in the Property which, if not corrected, would result in the termination of, or increase in the cost of, insurance coverage, (d) any proceedings which could cause the change, redefinition or other modification of the zoning classifications or of other legal requirements applicable to the Property or any part thereof, or (e) any pending or threatened condemnation proceeding against the Property.

8.13.       Storage Tanks.  To the best knowledge of Seller, and except as otherwise disclosed in any affidavit attached hereto or the Environmental Reports, no aboveground or underground tanks are located in or about the Real Property, or have been located in or about the Real Property, that had a release for which no corrective action was taken.

8.14.       Other Environmental Matters.  To the best of Seller’s knowledge and except as otherwise disclosed in the Environmental Reports, there does not exist on the Real Property any portion of a wetland, watercourse, waterbody, floodplain or shoreland district, or tidelands or coastal zone, which is regulated by the Army Corps of Engineers, or any other federal, state or local governmental agency under any Environmental Law.

For purposes of this Agreement and any closing document, a “Qualified Breach” shall mean a breach of any of Seller’s representations and warranties set forth solely in Section 8.3 (Operations), 8.4 (Permits and Licenses), 8.5 (Utilities), 8.6 (Contracts), 8.7 (Environmental Laws), 8.9 (Use of Property), 8.10 (Condition of Property), 8.12 (Proceedings), 8.13 (Storage Tanks), or 8.14 (Other Environmental Matters) that as of the date of this Agreement or any time thereafter but prior to Closing, Buyer or Tenant has knowledge were untrue in any material respect.

In the event of any Qualified Breach(es) prior to Closing, then Buyer may, at its option and as its sole recourse for such Qualified Breach(es), by written notice to Seller, either: (a) terminate this Agreement and promptly receive back the Earnest Money, or (b) waive such Qualified Breach(es) and proceed to Closing with no adjustment in the Purchase Price therefor.

Subject to the Damages Limitation (as defined in Section 16 below) and to the limitation of remedies for any Qualified Breach(es) set forth in Section 8.14 above, Seller will indemnify Buyer, its successors and assigns, against, and will hold Buyer, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys’ fees, that Buyer incurs because of the breach of any of the above representations and warranties, whether such breach is discovered before or after Closing.  For purposes of this Agreement and any closing document, whenever the phrases “to the best of Seller’s knowledge,” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, and without any independent investigation having been made or any implied duty to investigate, of James R. Wilcox, an officer of Seller.  Such individual shall have no personal liability hereunder.  For purposes of this Agreement and any closing document, whenever the phrases “to the best of Buyer’s knowledge” or the “knowledge” of Buyer or Tenant or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, and without any independent investigation having made or any implied duty to investigate, of Frank Khulusi, Brandon LaVerne and Robert Newton, each an officer of the parent of Buyer, and of James Garrity, an officer of Tenant.  Each such individual shall have no personal liability hereunder.

9.             Representations and Warranties by Buyer.  Buyer represents and warrants to Seller that Buyer is duly formed and is in good standing under the laws of the State of California; that Buyer has the requisite power and authority to enter into this Agreement and the Buyer’s Closing Documents signed by it; this Agreement and such documents have been, or will be as of the Closing Date, as applicable, duly authorized by all necessary action on the part of Buyer and have been, or will be as of the Closing Date, as applicable, duly executed and delivered; that the execution, delivery and performance by Buyer of such documents do not conflict with or result in violation of Buyer’s governing documents, any third party contracts, or any judgment, order or decree of any court or arbiter to which Buyer is a party; such documents are valid and binding obligations of Buyer, and are enforceable in accordance with their terms.   Buyer will indemnify Seller, its successors and assigns, against, and will hold Seller, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys’ fees, that Seller incurs because of the breach of any of the above representations and warranties, whether such breach is discovered before or after Closing.

10.          Casualty; Condemnation.  If all or any part of the Property is substantially damaged by fire, casualty, the elements or any other cause, Seller shall promptly give written notice to Buyer, and Buyer shall have the right to terminate this Agreement and receive back all Earnest Money by giving notice thereof to Seller within ten (10) days after Seller’s notice.  If Buyer shall fail to give the notice, then the parties shall proceed to Closing, and Seller shall assign to Buyer all rights to insurance proceeds resulting from such event (net of Seller’s cost of obtaining the same).  If eminent domain proceedings are threatened or commenced against all or any part of the Property, Seller shall immediately give written notice to Buyer, and Buyer shall have the right to terminate this Agreement and receive back all Earnest Money by giving notice thereof to Seller within ten (10) days after Seller’s notice.  If Buyer shall fail to give the notice, then the parties shall proceed to Closing, and Seller shall assign to Buyer all rights to appear in and receive any award from such proceedings (net of Seller’s cost of obtaining the same).

11.          Mutual Indemnification.  Seller will indemnify and hold Buyer harmless from all liabilities (including reasonable attorneys’ fees in defending against claims) arising out of claims by third parties relating to acts, omissions or occurrences on, at or with respect to the Property which occur prior to the Closing, unless such claims relate to acts, omissions or occurrences by Buyer, Tenant or their respective agents.  Buyer will indemnify and hold Seller harmless from all liabilities (including reasonable attorneys’ fees in defending against claims) arising out of claims by third parties relating to acts, omissions or occurrences on, at or with respect to the Property which occur on or after the Closing unless such claims relate to acts, omissions or occurrences by Seller or its agents.

12.          Cooperation Regarding Tax Deferred Exchange.  The parties shall have the right to structure this transaction as part of a forward or reverse exchange, including a build-to-suit or construction component of such exchange (or identify the Property as a replacement property) for other real property of a like-kind to be designated by the requesting party (including, if necessary, the use of an intermediary) with the result that the exchange shall conform to the requirements of Section 1031 of the Internal Revenue Code of 1986, as amended (the “IRC”) (an “Exchange”).  Each party agrees to reasonably cooperate with the other party to complete an Exchange if requested (including the assignment of this Agreement to a Qualified Intermediary as that term is defined in the IRC or the use of an Exchange Accommodation Titleholder as that term is defined in the IRC), provided that: (a) any additional costs incurred by the non-requesting party solely as a result of structuring the transaction as an Exchange shall be borne by the requesting party; and (b) neither party shall be required to take title to any property other than the Property.  The responsibility of either party for reviewing Exchange documents proposed by the other party shall be limited to determining whether the terms and conditions of such Exchange documents are such that they are in compliance with the foregoing provisions.  The party seeking to effect an Exchange shall be responsible for making all determinations as to the legal sufficiency or other consideration, including but not limited to tax considerations, relating to such Exchange documents.  In cooperating in any Exchange transaction arranged by the other party, neither Buyer nor Seller shall in any event be responsible for, or in any way warrant, the tax consequences of the Exchange transaction.

13.          Assignment by Buyer.  Buyer will have the right to assign or transfer all or any part of its rights under this Agreement to an affiliate of Buyer, without Seller’s consent, but with notice to Seller and without releasing Buyer from any of its obligations hereunder.

14.          Survival.  All of the terms of this Agreement and warranties and representations herein contained shall survive and be enforceable for a period of one year after the Closing Date.  In addition, the Lease Claims survive the termination or assignment of the Lease under and in accordance with Section 6.7 above.

15.          Notices.  Any notice required or permitted hereunder shall be given by personal delivery upon an authorized representative of a party hereto; or if mailed in a sealed wrapper by United States registered or certified mail, return receipt requested, postage prepaid; or if deposited cost paid with a nationally recognized, reputable overnight courier, properly addressed as follows:

If to Seller:            Sarcom Properties, Inc.

8337 N. Green Meadows Drive

Lewis Center, OH 43035

Attn:  Randy Wilcox

Facsimile No.:  (614) 436-6228

With copy to:       Steven P. Elliott, Esq.,

Wiles, Boyle, Burkholder & Bringardner Co., L.P.A.,

300 Spruce Street, Floor One, Columbus, Ohio 43215,

Facsimile No.: (614) 221-0624

If to Buyer:           M2 Marketplace, Inc.

1940 E. Mariposa Avenue

El Segundo, CA 90245

Attn:  General Counsel

Facsimile No.:  (310) 630-3091

With copy to:       Nilan Johnson Lewis PA

400 One Financial Plaza

120 South Sixth Street

Minneapolis, MN 55402

Attn:  Jane L. Marrone, Esq.

Facsimile No.:  (612) 305-7501

Notices shall be deemed effective on the earlier of the date of receipt or the date of deposit, as aforesaid; provided, however, that if notice is given by deposit, the time for response to any notice by the other party shall commence to run one (1) business day after any such deposit.  Any party may change its address for the service of notice by giving notice of such change ten (10) days prior to the effective date of such change.

16.          Remedies.  If Buyer fails to purchase and pay for the Property at the Closing or fails to perform any of its other obligations hereunder after the expiration of the Due Diligence Period, and Seller is not then in breach of this Agreement, Seller shall thereupon have the right to terminate this Agreement and all Earnest Money shall be promptly paid to Seller by Escrow Agent.  The termination of this Agreement and retention of the Earnest Money will be the sole remedy available to Seller for such default by Buyer, and Buyer will not be liable for any other damages or specific performance.  If Seller is in breach of this Agreement (other than with respect to a Qualified Breach) at any time as of the date of this Agreement through the one-year post Closing Date survival period set forth in Section 14 above, or if Seller otherwise defaults (other than with respect to a Qualified Breach) under this Agreement, Buyer will have the right to elect one of the following remedies as its sole remedy:  (a) terminate this Agreement by giving written notice of termination to Seller, whereupon this Agreement will terminate, and upon such termination, all Earnest Money will be promptly refunded to Buyer, (b) sue Seller for damages, but not in excess of an aggregate of Six Hundred Thousand Dollars ($600,000) (“Damages Limitation”), or (c) Buyer may maintain a suit against Seller for specific performance of the sale of the Property to Buyer as contemplated under this Agreement; provided, however, that post-Closing, the remedies in subsections (a) and (c) above will no longer be available to Buyer.  For the avoidance of doubt, Buyer may maintain a suit for both damages and specific performance and elect its remedy at any time at or prior to the end of such suit or action to the maximum extent allowable under applicable law.  With respect to a “Qualified Breach,” Buyer shall have the rights and remedies in respect thereof set forth in Section 8.14 above.  Notwithstanding any provision of this Agreement to the contrary, the termination of this Agreement, by reason of a default under this Agreement by either party or otherwise, shall not terminate or otherwise affect the Lease.

17.          Confidentiality.  Buyer and Seller agree that the terms of this Agreement, as well as the identity of the parties to the transactions contemplated hereby, and all information concerning the Property (including, without limitation, all information obtained by Buyer and Seller prior to the Closing Date) will be kept in strict confidence by Buyer and Seller prior to the Closing, and thereafter, if the Closing fails to occur for any reason.  After the occurrence of the Closing, Buyer and Seller may disclose that the transactions contemplated hereby have occurred and that the Property has been sold, but will not disclose the Purchase Price, except to actual or prospective lenders, investors, shareholders, analysts, consultants and governmental agencies.  Notwithstanding the foregoing, nothing contained herein will be construed so as to prohibit Seller or Buyer from making (a) a disclosure to officers, employees and those agents, contractors or vendors or potential assignees that need to know in order to assist Buyer or Seller in the transaction contemplated by this Agreement, (b) any disclosure required by law, including any such disclosure required by any federal, state or local governmental agency or court of competent jurisdiction, or (c) any disclosure which is reasonably necessary to protect any such party’s interest in any action, suit or proceeding brought by or against such party and relating to the Property or the subject matter of this Agreement.

18.          Exclusivity.  From the date of this Agreement through the expiration of the Due Diligence Period, or the Closing Date, as applicable, Seller agrees that it will not offer the Property for sale, lease or otherwise market the Property, and will not consider or accept offers from any third parties for the Property.

19.          Miscellaneous.  The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.  This written Agreement constitutes the complete agreement between the parties and supersedes any prior oral or written agreements between the parties regarding the Property.  There are no verbal agreements that change this Agreement, and no waiver of any of its terms will be effective unless in a writing executed by the parties.  Time is of the essence with respect to all provisions of this Agreement wherein a time period or date is specified.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations, and is intended, and will for all purposes be deemed to be, a single, integrated document setting forth all of the agreements and understandings of the parties hereto, and superseding all prior negotiations, understandings and agreements of such parties.  If any term or provision of this Agreement or the application thereof to any person or circumstance is, for any reason and to any extent, held to be invalid or unenforceable, then such term or provision will be ignored, and to the maximum extent possible, this Agreement will continue in full force and effect, but without giving effect to such term or provision.  This Agreement binds and benefits the parties and their successors and assigns.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which, when taken together, constitute one and the same agreement.  This Agreement has been made under the laws of the State of Ohio, and such laws will control its interpretation.

20.          Withdrawal of Offer.  The offer made by the first party to execute this Agreement shall be deemed to be withdrawn unless accepted by the other party and a fully executed counterpart of this Agreement returned to such first party on or before the date which is two (2) business days subsequent to the delivery of this Agreement to Seller.

Seller and Buyer have executed this Agreement effective as of the date first written above.

SELLER:

SARCOM PROPERTIES, INC.

By	/s/ James R. Wilcox
James R. Wilcox, President

BUYER:

M2 MARKETPLACE, INC.

By	/s/ Dan DeVries
	Name:	Dan DeVries
	Title:	President

ESCROW RECEIPT

The undersigned, First American Title Insurance Company (“Escrow Agent”), acknowledges receipt from Buyer of $175,000 (the “Earnest Money”) to be held by it pursuant to the Purchase Agreement to which this Escrow Receipt is attached.  Escrow Agent agrees to hold the Earnest Money in accordance with the terms of the Purchase Agreement and disburse the same strictly in accordance with such terms or as set forth in joint escrow instructions from Seller and Buyer.  Escrow Agent shall hold the Earnest Money in an interest-bearing account at a financial institution whose deposits are insured by the FDIC.

Escrow Agent shall have no responsibility for any decision concerning performance or effectiveness of the Purchase Agreement or to resolve any disputes concerning the Purchase Agreement.  Escrow Agent shall be responsible only to act in accordance with the terms of the Purchase Agreement, or in the absence of applicable terms, the joint and mutual direction of both Seller and Buyer, or in lieu thereof, the direction of a court of competent jurisdiction.  Seller and Buyer undertake to hold Escrow Agent harmless from all claims for damages arising out of this Escrow Receipt and do hereby agree to indemnify Escrow Agent for all costs and expenses in connection with this escrow, including court costs and attorneys’ fees, except for Escrow Agent’s failure to account for the funds held hereunder, or acting in conflict with the terms hereof.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Its:

SELLER:

SARCOM PROPERTIES, INC.

By:
Its:

BUYER:

M2 MARKETPLACE, INC.

By:
Its:

EXHIBIT A

THE LAND

Parcels #31831304007000 and #31831304008000

Situated in the State of Ohio, County of Delaware, Township of Orange and being a parcel of land containing 11.260 acres, said 11.260 acres being a portion of Lot 887 of that subdivision entitled, “Green Meadows Industrial Park Phase II, Part 1”, of record in Flat Book 19, Page 83 and all of Lot 1212 of that subdivision entitled, “Green Meadows Industrial Park Phase II Part 2”, of record in Plat Book 20, Page 131, all references being to those of record in the Recorders Office, Delaware County, Ohio, said 11.260 acres being more particularly bounded and described as follows:

Beginning at an iron pin in the southerly right-of-way line of Green Meadows Drive marking the northeasterly corner of Lot 887 and also marking the northwesterly corner of Lot 1212, said pin also marking the point of curvature of a curve to the left;

thence northeasterly, along said southerly right-of-way line and the arc of said curve to the left (Radius = 442.77 feet, Delta = 39° 25’ 48”), a chord bearing and distance of North 51° 17’ 06” East, 298.73 feet to an iron pin marking the northerly most corner of Lot 1212;

thence leaving the southerly right-of-way line of Green Meadows Drive, South 58° 25’ 48” East, along a northerly line of said lot, a distance of 300.00 feet to an iron pin marking an angle point in said northerly line;

thence North 88° 12’ 48” East, continuing along a northerly line of Lot 1212, a distance of 314.00 feet to an iron pin in the westerly right-of-way line of the N.&W. Railroad marking the northeasterly corner of said lot;

thence South 1° 47’ 12” East, along said railroad right- of-way line, a distance of 692.34 feet to an Iron pin marking the southeasterly corner of Lot 1212 and being in the northerly line of that tract as conveyed now or formerly to Salem Media Of Ohio Inc. by deed of record in Deed Book 447, Page 169;

thence leaving said railroad right-of-way line, South 88° 12’ 36” West, a distance of 227.83 feet to an iron pin marking a southwesterly corner of Lot 1212 and also being in the arc of a curve to the left;

thence northwesterly along the arc of said curve and the northerly line of said Salem Media Of Ohio Inc. tract, (Radius = 600.00 feet, Delta = 48° 18’ 49”) a chord bearing and distance of North 64° 19’ 50” West, 491.08 feet to an iron pin in the southerly line of Lot 887;

thence leaving the arc of said curve and the northerly line of said Salem Media Of Ohio Inc. tract, North 34° 22’ 28” West, a distance of 490.09 feet to an iron pin in the southerly right-of-way line of Green Meadows Drive;

thence North 71° 00’ 00” East, along said southerly right-of-way line, a distance of 130.00 feet to the place of beginning and containing 11.260 acre, more or less, of which 1.520 acres is located in Lot 887 and 9.740 acres is located in Lot 1212.

The bearings in the above description are based upon the bearings of record for that plat, “Green Meadows Industrial Park Phase II Part 2”, of record in Plat Book 20, Page 131.

Parcel #31831304014000

Situated in the State of Ohio, County of Delaware, Township of Orange, being part of Lot No. 5 of Quarter Township 3, Township 3 North, Range 18 West, United States Military Lands, containing 1.165 acres of land, more or less, said 1.165 acres being in Lot 5469 as the same is numbered and delineated upon the recorded plat of Green Meadows Commerce Center and Easement Dedication Plat Orange Township, Delaware County, Ohio, Lot 5 of Sect. 3, Twp. 3 N 18W, U.S.M.L., of record in Plat Cabinet 2, Slide 589-589A, said 1.165 acres being all of the land conveyed to The Kenney-Wilcox, LLC by deed of record in Official Record 0333, Page 0279, both being all of record in the Recorder’s Office, Delaware County, Ohio. said 1.165 acre area of land being more particularly described as follows:

Beginning, for reference, at a 3/4-inch (I.D.) iron pipe found at the point of intersection of the northerly right-of-way boundary of Powell Road (State Route 750) and the westerly right-of-way line of the Norfolk and Western Railroad, the same being the southeasterly corner of said Lot 5469 and the northeasterly corner of that 0.862 acre tract of land designated as PARCEL NO. 15-WV described in the deeds to the State of Ohio, of record in Deed Book 596, Page 033 and Deed Book 603, Page 729, Recorder’s Office, Delaware County, Ohio; thence N1°47’24”W, with the easterly line of said Lot 5469 and with the westerly right-of-way line of said Norfolk and Western Railroad, a distance of 857.22 feet to a 3/4-inch (ID.) iron pipe set at the true point of beginning at the southeasterly corner of said The Kenney-Wilcox, LLC land, the same being the northeasterly corner of that 13.691 acre tract of land shown on Exhibit “D” Amended Condominium Drawing For Green Meadows Commerce Center Condominiums, of record in Cabinet 3, Slide 15, Recorder’s Office, Delaware County, Ohio;

Thence, from said true point of beginning, S88°12’36”W, with the southerly line of said The Kenney-Wilcox, LLC land and with a northerly line of said 13.691 acre tract, a distance of , 352.86 feet to a 3/4-inch (I.D.) iron pipe found at the southwesterly corner of said The Kenney-Wilcox LLC land, the same being a northwesterly corner of said 13.691 acre tract, said iron pipe also being an angle point in the easterly boundary of that 15.669 acre tract of land shown Exhibit “D” of the Condominium Drawing For Green Meadows Commerce Center Condominiums Second Amendment, of record in Cabinet 3, Slides 300 thru 300H, Recorder’s Office, Delaware County, Ohio;

Thence N35°02’09”W, with the southwesterly line of said The Kenney-Wilcox LLC land and with a northeasterly line of said 15.669 acre tract, a distance of 295.27 feet to a 3/4-inch (I.D.) iron pipe found at a northwesterly corner of said The Kenney-Wilcox LLC land, the same being an angle point in the easterly boundary of said 15.669 acre tract;

Thence N54°57’51”E, with the northwesterly line of said The Kenney-Wilcox LLC land and with a southeasterly line of said 15.669 acre tract, a distance of 27.00 feet to a 3/4-inch (I.D.) iron pipe found at a point in a curve in a northerly line of said Lot 5469, the same being the easternmost corner of Lot 887 as the same is numbered and delineated upon the recorded plat of Green Meadows Industrial Park Phase II Part 1, of record in Plat Book 19, Page 83, said iron pipe also being the southwesterly corner of Lot 1212 as the same is numbered and delineated upon the recorded plat of Green Meadows Industrial Park Phase II Part 2, of record in Plat Book 20, Page 131, both being of record in the Recorder’s Office, Delaware County. Ohio, and the northernmost corner of said The Kenney-Wilcox LLC land;

Thence southeastwardly, with the northeasterly line of said Lot 5469, with the northeasterly line of said The Kenney-Wilcox LLC land and with the southwesterly line of Lot 1212 of said Green Meadows Industrial Park Phase II Part 2, the same being the arc of a curve to the right having a radius of 600.00 feet, a central angle of 31°32’12” and a chord that bears S55°56’33”E, a chord distance of 326.10 feet to a 3/4-inch (I.D.) iron pipe found at an angle point in the northerly boundary of said Lot 5469, the same being an angle point in the southerly boundary of Lot 1212 of said Green Meadows Industrial Park Phase II Part 2 and an angle point in the northerly boundary of said The Kenney-Wilcox LLC land;

Thence N88°12’36”E, with a northerly line of said Lot 5469, with the southerly line of Lot 1212 of said Green Meadows Industrial Park Phase II Part 2 and with the northerly line of said The Kenney-Wilcox LLC land, a distance of 227.83 feet to a 3/4-inch (ID.) iron pipe found at the northeasterly corner of said Lot 5469 in the westerly right-of-way line of said Norfolk and Western Railroad, the same being the southeasterly corner of Lot 1212 of said Green Meadows Industrial Park Phase II Part 2 and the northeasterly corner of said The Kenney-Wilcox LLC land;

Thence S1°47’24”E, with the easterly line of said Lot 5469, with the westerly right-of-way line of said Norfolk and Western Railroad and with the easterly line of said The Kenney Wilcox LLC land, a distance of 70.78 feet to the true point of beginning and containing 1.165 acres of land, more or less.

The foregoing description was prepared from information obtained from an actual field survey conducted by Bauer, Davidson & Merchant, Inc. in April 2001.

The bearings referred to in the hereinabove description are based upon the bearing N89°37’45”W for the centerline of Powell Road as it is referred to in the deed to Edward G. Atsinger III and Stuart W. Epperson, of record in Deed Book 543, Page 129. Recorder’s Office, Delaware County, Ohio.